Exhibit 10.9

FIRST CAROLINA BANK

Death Benefit Only Agreement

This Death Benefit Only Agreement (“Agreement”) is made this 26 day of April, 2022, by and between First Carolina Bank, a commercial bank with its main office in Rocky Mount, NC (“Bank”), and Ronald Day (“Executive”). This Agreement hereby replaces and supersedes any prior Death Benefit Only Agreement made between the Bank and the Executive, if applicable.

Whereas, to encourage the Executive to remain an employee of the Bank, the Bank is willing to provide a benefit to the Executive’s beneficiary(ies) if the Executive dies prior to terminating employment.

Now Therefore, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Bank and the Executive hereby agree as follows.

1.	Definitions

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1	Termination of Employment means that the Executive shall have ceased to be actively employed by the Bank for any reason whatsoever other than death. For purposes of this Agreement, if there is a dispute over the employment status of the Executive or the date of termination of the Executive’s employment, the Bank shall have the sole and absolute right to decide the dispute.

2.	Entitlement to Benefit

2.1	In-Service Death Benefit. If the Executive dies prior to Termination of Employment or attaining age 68, whichever occurs first, the Bank shall pay to the Executive’s designated beneficiary in a single lump sum the death benefit described in Paragraph 2.3

2.2	Contingency for Payment. The Bank will pay the benefit from its general assets, but only so long as one of the Bank’s general assets is an enforceable life insurance policy on the Executive’s life.

2.3	Amount of Death Benefit. The amount of the death benefit will equal (a), two (2) times base salary at the time of death or fifty percent (50%) of the net amount at risk, whichever is less, plus (b), an additional amount equal to twenty-five percent (25%) of (a). For this purpose, “net amount at risk” is equal to the death proceeds payable to the Bank less the cash value of the life insurance policy(ies) on the Executive’s life as listed in Exhibit A, attached hereto.

2.4	Any payments hereunder shall be paid in a single lump sum within ninety (90) days after submission of proof of a claim substantiating the Executive’s death

3.	Beneficiaries

3.1	Beneficiary Designations. The Executive shall designate a beneficiary by filing a written designation with the Bank. The Executive’s beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive’s estate.

3.2	Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Bank may pay such benefit to the guardian, legal representative, or person having the care or custody of such minor, incompetent person or incapable person. The Bank may require proof of incompetence, minority, or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Bank from all liability with respect to such benefit.

4.	General Limitations

4.1	Termination. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not pay any benefit under this Agreement if Termination of Employment occurs as defined in Paragraph 1.1 above

4.2	Suicide or Misstatement. The Bank shall not pay any benefit under this Agreement if the Executive commits suicide within three years after the date of this Agreement. In addition, the Bank shall not pay any benefit under this Agreement if the Executive has made any material misstatement of fact on any application or resume provided to the Bank, or on any application for any benefits provided by the Bank to the Executive.

4.3	Insolvency. Notwithstanding any provision of this Agreement to the contrary, if the North Carolina Commissioner of Banks appoints the Federal Deposit Insurance Corporation as receiver for the Bank all obligations under this Agreement shall terminate as of the date of the Bank’s declared insolvency.

5.	Claims and Review Procedures

5.1	Claims Procedure. A participant or beneficiary (claimant) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

(a)	Initiation: Written Claim. The claimant initiates a claim by submitting to the Bank a written claim for the benefits.

(b)	Timing of Bank Response. The Bank shall respond to such claimant within 90 days after receiving the claim. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

(c)	Notice of Decision. If the Bank denies part or all of the claim, the Bank shall notify the claimant in writing of such denial. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

i.	The specific reasons for the denial;

ii.	A reference to the specific provisions of the Agreement on which the denial is based;

iii.	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;

iv.	An explanation of the Agreement’s review procedures and the time limits applicable to such procedures; and

v.	A statement of the claimant’s right to bring a civil action under ERISA (Employee Retirement Income Security Act) Section 502(a) following an adverse benefit determination on review.

5.2	Review Procedure. If the Bank denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows:

(a)	Initiation: Written Request. To initiate the review, the claimant, within 60 days after receiving the Bank’s notice of denial, must file with the Bank a written request for review.

(b)	Additional Submissions: Information Access. The claimant shall then have the opportunity to submit written comments, documents, records, and other information relating to the claim. The Bank shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

(c)	Considerations on Review. In considering the review, the Bank shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d)	Timing of Bank Response. The Bank shall respond in writing to such claimant within 60 days after receiving the request for review. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.
(e)	Notice of Decision. The Bank shall notify the claimant in writing of its decision on review. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

i.	The specific reasons for the denial;

ii.	A reference to the specific provisions of the Agreement on which the denial is based;

iii.	A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

iv.	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

6.	Miscellaneous

6.1	Amendments and Termination. The Bank may amend or terminate this Agreement at any time without the consent of the Participant.

6.2	Binding Effect. This Agreement shall bind the Executive and the Bank and their beneficiaries, survivors, executors, administrators and transferees.

6.3	No Guarantee of Employment. This Agreement is not a contract for employment. It does not give the Executive the right to remain an employee of the Bank, nor does it interfere with the Bank’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

6.4	Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

6.5	Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefit provided under this Agreement.

6.6	Applicable Law. Except to the extent preempted by the laws of the United States of America, the validity and performance of this Agreement shall be governed by the laws of the state of North Carolina, without giving effect to the principles of conflict of laws of such state.

6.7	Unfunded Arrangement. The Executive’s beneficiary(ies) are general unsecured creditors of the Bank for the payment of benefits under this Agreement. The benefit represents the mere promise by the Bank to pay such benefit. Any insurance on the Executive’s life is a general asset of the Bank to which the Executive and the Executive’s beneficiary(ies) have no preferred or secured claim.

6.8	Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof. No rights are granted to the Executive’s beneficiary by virtue of this Agreement other than those specifically set forth herein.

6.9	Administration. The Bank shall have all powers which are necessary to administer this Agreement, including but not limited to:

(a)	Interpreting the provisions of the Agreement;

(b)	Establishing and revising the method of accounting for the Agreement;

(c)	Maintaining a record of benefit payments; and

(d)	Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

6.10	Named Fiduciary. For purposes of the Employee Retirement Income Security Act of 1974, if applicable, the Bank shall be the named fiduciary and plan administrator under this Agreement. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan.

6.11	Severability. If for any reason any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and each such other provision shall, to the full extent consistent with the law, continue in full force and effect.

6.12	Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered to the addresses on file with the bank.

Executive:	First Carolina Bank:

Ronald A. Day	By:	/s/ Kristen B. Brabble
(Name of Executive)
	Title:	Chief Operating Officer
/s/ Ronald A. Day
(Signature of Executive)